MEREDITH CORPORATION
NEWS RELEASE

MEREDITH DISMISSES BROADCAST GROUP PRESIDENT KEVIN O'BRIEN

DES MOINES, IA (October 28, 2004) - Meredith Corporation (NYSE:MDP) announced today that Kevin O'Brien will no longer serve as President of the Meredith Broadcasting Group, effective immediately. Meredith President and Chief Operating Officer Stephen M. Lacy will oversee the broadcasting operations on an interim basis.

Mr. O'Brien's employment was terminated by the Meredith Board of Directors for violations of Meredith's Equal Employment Opportunity policies. Meredith declined to further elaborate on the dismissal, other than to say it did not involve financial matters.

Meredith Chairman and CEO William T. Kerr said he is confident that the Meredith Broadcasting Group will continue to deliver strong financial results. "We have a very experienced team of broadcasting professionals in place across the group," Kerr said. "In addition, Steve Lacy is an outstanding leader and a quick study. I am extremely confident about his ability to guide us through this interim period."

Meredith has commenced an external executive search for a new Broadcasting Group President, targeting the best talent in the industry.

Kerr reiterated the guidance given earlier this week that the Company believes the First Call mean estimate of $2.63 for Fiscal 2005 "is achievable." Meredith reported record first-quarter earnings per share of $0.50 on October 27.

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns 13 television stations including properties in top-25 markets such as Atlanta, Phoenix and Portland, OR.

For more information, contact:
Art Slusark; 515-284-3404; art.slusark@meredith.com

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